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Exhibit 23.3

[Ropes & Gray LLP Letterhead]

December 12, 2007

Affiliated Managers Group, Inc.
AMG Capital Trust II

Ladies and Gentlemen:

        We consent to the setting forth of our opinion and the reference to our name under the caption "Material United States Federal Income Tax Considerations" in the prospectus which forms a part of the registration statement on Form S-3.

        In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

                      Very truly yours,

                      /s/ ROPES & GRAY LLP

                      Ropes & Gray LLP

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  Exhibit 23.3